Exhibit 10.1

DATED August 29th 2006

Index Oil and Gas Inc.

and

John Williams

_________________________________

EMPLOYMENT AGREEMENT

___________________________________

BETWEEN:

(1)	Index Oil & Gas Inc. (Index), a Nevada corporation, whose executive office is located at 10000 Memorial Drive, Suite 440, Houston, Texas 77024 (the "Company"); and

(2)	John Williams of 9102 Hudson Court, Houston, Texas 77024 (the "Executive")

IT IS AGREED as follows:

(1)	Definitions

1.1	In this Agreement unless the context otherwise requires:

(a) the following expressions have the following meanings:

“Anniversary Date” means August 1st of each calendar year.

"Board" means the board of directors for the time being of the Company and any committee of the board of directors duly authorised by it.

"Confidential Information" shall mean technical data including seismic, electric log, reports and project interpretation including financial analysis, details of customers and their requirements, the prices charged to and terms of business with customers, customer data bases, other customer information, business models, information relating to arrangements with banks and other intermediaries, marketing plans and sales forecasts, financial information, results and forecasts (save to the extent that these are included in published audited accounts), any proposals relating to the acquisition or disposal of a company or business or any part thereof or to any proposed expansion or contraction of activities, details of employees and officers and of the remuneration and other benefits paid to them, information relating to research activities, inventions, secret processes, designs, formulae and product lines, any information which the Executive is told is confidential and any information which has been given to the Company or any Group Company in confidence by customers, suppliers or other persons.

"Employment" means the Executive’s employment under this Agreement

"Group Company" and "Group" means the Company, and any entity which for the time being directly or indirectly Controls, is Controlled by or is under common Control with the Company;

"Control" means (including, with their correlative meanings, the terms "controlled by" and "under common control with") the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); without limiting the foregoing, it shall be deemed that the ownership of more than twenty-five percent (25%) of the voting securities, partnership interests or percentage interest of another entity shall be deemed to meet such control test;

(b)	references to Articles, sub-Articles and schedules are, unless otherwise stated, to Articles and sub-Articles of and schedules to this Agreement;

(c)	the headings to the Articles are for convenience only and shall not affect the construction or interpretation of this Agreement;

(d)	any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes as modified or amended from time to time.

2.	Appointment

2.1
The Company shall employ the Executive and the Executive agrees to serve the Company as Executive Vice President Exploration and Production and to serve as a member of the Board of the Company, subject to the terms and conditions specified in this Agreement.

2.2
The Executive represents and warrants that he is not bound by or subject to any court order, agreement, arrangement or undertaking which in any way restricts or prohibits him from entering into this Agreement or from performing his duties under this Agreement.

3.	Term

The Employment shall commence on the date hereof and, subject to earlier termination in accordance with Article 14, shall continue to but not including the next succeeding Anniversary Date. Thereafter, the term hereof shall be extended in annual increments until terminate in accordance herewith.

3.1	Notwithstanding the foregoing, the Employment shall automatically terminate when the Executive reaches the age of sixty-two (62), unless extended by agreement of the parties.

3.2
Notwithstanding the foregoing, the Executive shall receive salary hereunder retroactive to August 1, 2006, and for purposes of his performance bonus shall be deemed to have begun employment hereunder on July 1, 2006.

4.	Duties

4.1
The Executive shall perform the duties of Executive Vice President Exploration and Production and shall serve as a member of the Board. The specific requirements of such offices are set forth in Schedule I.

4.2	Executive shall:

(a)	devote sufficient time to carry out the duties assigned to him and which will allow the Company’s business plan to be executed in a timely manner.

(b)	faithfully and diligently serve the Company (and all Group Companies);

(c)	use his best efforts to promote and protect the interests of the Company (and all Group Companies);

(d)	obey all reasonable and lawful directions given to him by or under the authority of the Board;

(e)	perform services for and hold offices in any Group Company without additional remuneration (except as otherwise agreed);

(f)	make such reports to the Board on any matters concerning the affairs of the Company or any Group Company as are reasonably required; and

(g)
comply with all relevant rules and regulations (as amended from time to time) of the NASDAQ OICBB or any other exchange on which the Company’s securities are listed and traded and all applicable securities laws and regulations, both state and federal.

4.3
The Company may at its sole discretion assign this Agreement to any Group Company at any time with the consent of the Executive which shall not be unreasonably withheld. The Executive shall not assign his interest in and to this Agreement.

5.	Hours and place of work

5.1
The Executive shall work such hours as are necessary for the proper performance of his duties. The Executive recognizes that his responsibilities and duties exempt his service to the Company from the Fair Labor Standards Act, as amended, as well as any other law or regulation relating to the hours and wages of employees.

5.2
The Executive’s normal place of work will be the Company’s offices in Houston, Texas but the Company may require the Executive to work from any of its current or future premises. The Executive will be given reasonable notice of any change in his place of work. In the event that the Company and the Executive fail to reach agreement on terms of transfer, such failure to reach agreement shall not deemed to be a material breach of this contract.

5.3
If the Executive’s principal place of work is changed to a location which is outside reasonable commuting distance from his home, the Company will reimburse his reasonable moving costs, realtor’s fees and attorney’s fees associated with his relocation to a location within reasonable commuting distance to and from the relevant work premises.

5.4	If so required by the Company, the Executive shall travel to such places (whether in the United States or abroad) by such means and on such occasions as the Company may from time to time require.

6.	Remuneration

6.1	The Company shall pay to the Executive a salary in accordance with the provisions of Schedule II. In addition, the Executive shall receive a sign-on bonus as set forth in Schedule II.

6.2	The Company will make all monies owed payable by direct credit transfer in equal monthly instalments in arrears on the last working day of each calendar month.

6.3
The Executive’s base salary will be reviewed on 31st July of each year and any increase will include performance together with a review of the cost of living as defined by the retail price index for Houston, Texas.

6.4	The Company may award the Executive an annual bonus in accordance with the Company Bonus Scheme as set forth in Schedule II.

6.5	The remuneration specified in Article 6.1 shall be inclusive of any fees to which the Executive may be entitled as a director of the Company or any Group Company.

6.6
Payment of salary and bonus to the Executive shall be made either by the Company or by a Group Company and if by more than one company, in such proportions as the Board may from time to time determine.

6.7
The Company has in place Directors and Officers liability insurance with an indemnity limit of US$3,000,000 which shall be made applicable to the Executive at such time as his Employment commences and the Company agrees to maintain such cover for the full term of the Executive’s appointment and any liability that may arise thereafter.

7.	Deductions

The Executive hereby authorises the Company to deduct from his remuneration hereunder any sums due from him to the Company including, without limitation, any overpayments or loans or advances made to him by the Company.

8.	Expenses

The Company shall reimburse the Executive in respect of all expenses reasonably incurred by him in the proper performance of his duties, subject to the Company’s expense policy which may be amended from time to time.

9.	Holidays

9.1
The Executive shall be entitled to receive his normal remuneration for all public holidays normally observed in Houston, Texas and a further 30 working days’ vacation in each vacation year (being the period from 1st January-31st December). The Executive may only take his vacation at such times as are consented to in advance by the Board, which consent will not be unreasonably withheld.

9.2
In the respective years in which the Employment commences or terminates, the Executive’s entitlement to vacation shall accrue on a pro rata basis for each complete month of service during the relevant year.

9.3	The Executive may carry over a maximum of up to 10 days vacation into the following vacation year but these must be used in the following vacation year.

9.4
On termination of the Employment, the Company may either require the Executive to take any unused accrued vacation entitlement during any notice period or make payment in lieu of that entitlement. Any payment in lieu or deduction made shall be calculated on the basis that each day of paid vacation is equivalent to 1/260 of the Executive’s salary.

9.5
Subject to Article 9.4 above, unless otherwise agreed with the Board, failure to take vacation entitlement in the appropriate vacation year will lead to forfeiture of any untaken accrued vacation, without any right to payment in lieu.

10.	Sickness benefits

10.1
The Company shall continue to pay the Executive’s salary during any period of absence on medical grounds up to a maximum of 30 business days in any period of 12 consecutive calendar months, provided that the Executive shall:

(a)	notify the Company of the Executive’s ill health by no later than the close of business on the first day of absence and the cause thereof as soon as reasonably possible after it has been determined;

(b)	complete self-certification documentation provided by the Company in respect of any absence from work due to sickness or incapacity;

(c)	supply the Company with medical certificates covering any period of sickness or incapacity exceeding seven days (including weekends); and

(d)
if required, undergo at the Company’s expense a medical examination by a doctor appointed by the Company and, subject to the restrictions contained in applicable state and federal law, allow the Company access to any medical report produced by such doctor.

10.2	Payment of the Executive’s salary pursuant to Article 10.1 shall be inclusive of any Statutory Sick Pay to which the Executive may be entitled.

11.	Restrictions on other activities by the Executive

11.1
The Executive shall not (except with the prior sanction of a resolution of the Board) be directly or indirectly employed, engaged, concerned or interested in any other business or undertaking, provided that this shall not prohibit the holding (directly or through nominees) of investments listed on a recognized stock exchange in the United States or elsewhere as long as not more than three per cent of the issued shares or other securities of any class of any one company shall be so held without the prior sanction of a resolution of the Board.

11.2	The Executive shall comply with:

(a)	every rule of law and all requirements of any stock exchange on which the Company or any Group Company is listed;

(b)	every regulation of the Company for the time being in force in relation to dealings in shares or other securities of the Company or any Group Company.

11.3
The Executive shall be deemed to be the beneficial owner of all securities of the Company or any Group Company owned directly or indirectly by his spouse, children and other related persons and the Executive warrants to the Company that all dealings with such securities shall be in accordance with the Company’s code for securities transactions by directors.

11.4
Subject to any regulations issued by the Company, the Executive shall not be entitled to receive or obtain directly or indirectly any discount, rebate or commission in respect of any sale or purchase effected or other business transacted (whether or not by him) by or on behalf of the Company or any Group Company and if he (or any firm or company in which he is interested) shall obtain any such discount, rebate or commission he shall account to the Company or the relevant Group Company for the amount received by him (or a due proportion of the amount received by such company or firm having regard to the extent of his interest therein).

12.	Confidential Information and company documents

12.1	The Executive shall neither during the Employment (except in the proper performance of his duties) nor at any time (without limit) after the termination of the Employment:

(a)	divulge or communicate to any person, company, business entity or other organisation;

(b)	use for his own purposes or for any purposes other than those of the Company or any Group Company; or

(c)	through any failure to exercise due care and diligence, cause any unauthorised disclosure of any trade secrets or Confidential Information relating to the Company or any Group Company or their clients, but so that these restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through the default of the Executive or which the Executive is required to disclose by law.

12.2
All notes, technical data including seismic, electric log, reports and project interpretation including financial analysis, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, codes, designs and drawings and other documents and material whatsoever (whether made or created by the Executive or otherwise) relating to the business of the Company or any Group Company (and any copies of the same):

(a)	shall be and remain the property of the Company or the relevant Group Company; and

(b)	shall be handed over by the Executive to the Company or to the relevant Group Company on demand and in any event on the termination of the Employment.

13.	Inventions and other intellectual property

13.1
The parties foresee that the Executive may make inventions or create other intellectual property in the course of his duties for the Company and agree that in this respect the Executive has a special responsibility to further the interests of the Company and the Group Companies.

13.2
Any invention, or improvement, design, process, information, copyright work, trade mark or trade name or get-up made, created or discovered by the Executive during the course of his duties for the Company (whether capable of being patented or registered or not and whether or not made or discovered in the course of the Employment) in conjunction with or in any way affecting or relating to the business of any company in the Group or capable of being used or adapted for use therein or in connection therewith shall forthwith be disclosed to the Company and shall belong to and be the absolute property of the Company or such Group Company as the Company may direct.

13.3	The Executive if and whenever required so to do by the Company shall at the expense of the Company or such Group Company as the Company may direct:

(a)
apply or join with the Company or such Group Company in applying for letters patent or other protection or registration in the United States of America and in any other part of the world for any such invention, improvement, design, process, information, work, trade mark, trade name or get-up aforesaid; and

(b)
execute all instruments and do all things necessary for vesting the said letters patent or other protection or registration when obtained and all right title and interest to and in the same absolutely and as sole beneficial owner in the Company or such Group Company or in such other person as the Company may specify.

13.4
The Executive hereby irrevocably and unconditionally waives all rights under the applicable patent laws in connection with his authorship of any existing or future copyright work in the course of the Employment, in whatever part of the world such rights may be enforceable including, without limitation:

(a)	the right to be identified as the author of any such work; and

(b)	the right not to have any such work subjected to derogatory treatment.

13.5
The Executive hereby irrevocably appoints the Company to be his Attorney in his name and on his behalf to execute and do any such instrument or thing and generally to use his name for the purpose of giving to the Company the full benefit of this Article. In favour of any third party a certificate in writing signed by any Director or by the Secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

14.	Termination

1.37	The Employment shall be subject to termination:

(a)
by the Company giving not less than one-hundred-eighty (180) days notice in writing given at any time while the Executive shall have been prevented by reason of ill health or accident from performing his duties under this Agreement for a period of or periods aggregating 180 days in the preceding 365 consecutive days;

(b)	by the Executive giving not less than ninety (90) days notice in writing given at any time.

(c)	by summary notice in writing and without any entitlement to pay in lieu of notice if the Executive shall have:

(i)	been guilty of an act of gross misconduct or committed any serious breach or repeated or continued (after warning) any material breach of his obligations under this Agreement; or

(ii)	been guilty of conduct which in the opinion of the Board brings himself or the Company or any Group Company into disrepute or constitutes a violation of applicable law; or

(iii)	provided false or misleading information to the Company in respect of his suitability for the Employment or his qualifications and experience; or

(iv)	become bankrupt or had an interim order made against him under applicable state law or the federal Bankruptcy Code or entered into a composition with his creditors generally; or

(v)
failed in the opinion of the Board to perform his duties to a satisfactory standard, after having received a written warning from the Company and a period of 3 months in which to remedy the performance issues raised by the Board relating to the same; or

(vi)	been disqualified from holding any office which he holds in the Company or any Group Company or resigns from such office without the prior written approval of the Board; or

(vii)	been convicted of any criminal offence other than a minor offence under the highway traffic laws for which a custodial sentence is not imposed.

(viii)	been guilty of violation of any provision of Article 11.

Any delay by the Company in exercising such right of termination shall not constitute a waiver thereof.

(d) automatically upon the Exectutive’s reaching the age of sixty-two (62) in accordance with Article 3.2

14.2
The Company (at its sole and absolute discretion) reserves the right to terminate the Employment without cause at any time and with immediate effect by making the Executive a payment of a sum equal to the Executive’s monthly salary for the greater of the remaining portion of the current term of the Emplyment or on hundred and eighty (180) days. For this purpose, the Executive agrees that the payment in lieu will consist of his basic salary for the relevant period and will exclude any bonus and any other emolument referable to the Employment. For the avoidance of doubt, if the Company terminates the Employment, other than under Article 14.1 (a), (c), or (d) above, and elects not to make a payment in lieu, as provided above, the Executive may be entitled to damages for breach of contract which shall be assessed on the normal common law principles (including the Executive’s obligation to mitigate his loss).

14.3	On the termination of the Employment (howsoever arising) or on either the Company or the Executive having served notice of such termination, the Executive shall:

(a)
at the request of the Company resign from office as a director of the Company and all offices held by him in any Group Company, provided however that such resignation shall be without prejudice to any claims which the Executive may have against the Company or any Group Company arising out of the termination of the Employment; and

(b)
forthwith deliver to the Company all materials within the scope of Article 12.2 and all credit cards, motor-cars, car keys and other property of or relating to the business of the Company or of any Group Company which may be in his possession or under his power or control, and if the Executive should fail to do so the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign any documents and do any things necessary to give effect thereto.

14.4
On termination of the Employment (howsoever arising and whether lawful or not) the Executive shall have no rights as a result of this Agreement or any alleged breach of this Agreement to any compensation under or in respect of any share option or other long term incentive scheme in which he may participate or have received grants or allocations at or before the date the Employment terminates. Any rights which he may have under such share option or other scheme(s) shall be exclusively governed by the rules of such scheme(s).

14.5	If the Executive shall have been offered but shall unreasonably have refused to agree to the transfer of this Agreement by way of novation to a company which has acquired or agreed to acquire the whole or substantially the whole of the undertaking and assets of or of the equity share capital of the Company, the executive shall have no claim against the Company in respect of the termination of his employment hereunder by reason of the subsequent voluntary winding-up of the Company or of the disclaimer of this Agreement by the Company within one month after such acquisition.

15.	Restrictive Covenants

15.1	For the purposes of Article 15.2 the following words have the following meanings:

(i)
"Mineral Rights Seller" means any person, firm, company or other organization whatsoever from whom the Company or any Group Company has Purchased, sought to Purchase or expressed an interest in Purchasing an interest in and to minerals or rights to explore for and produce minerals located wholly or partly within the Restricted Area. Mineral Rights Seller shall include anyone acting as an agent, representative of or broker for the owner of any such minerals or mineral interest. Failed negotiations for the acquisition by the Company or a Group Company of an interest in minerals or rights to explore for and produce minerals located within the Restricted Area shall be deemed to be included within the term "sought to purchase" as that term is used above.

(ii)
"Prospective Mineral Rights Seller" means any owner of an interest in minerals or rights to explore for and produce minerals with respect to which the Company or any Group Company has taken the decision or has under consideration the decision to attempt to Purchase such a mineral interest owned by such Prospective Mineral Rights Seller but which attempt has not at the relevant time been initiated.

(iii)
"Purchase" includes, but is not limited to, any and all arrangements by which the acquirer of a mineral interest, in lieu of payment for the acquisition of a mineral interest, pays all or a portion of the future costs to be incurred for the further exploration, development or extension of the infrastructure for the production of minerals from the mineral interest acquired.

(iv)
"Restricted Area" means the geographical area defining and overlying any geological basin located within the United States of America or Canada and with respect to which the Company or any Group Company has performed technical studies, acquired geological or geophysical data or otherwise sought to Purchase a mineral interest therein.

(v)	"Restricted Period" means the period of ninety (90) consecutive days immediately following the Termination Date;

(vi)
"Termination Date" means the date of termination of the Employment or, if the Executive spends a period on Garden Leave immediately before the termination of the Employment, such earlier date on which Garden Leave commences.

15.2
The Executive hereby undertakes with the Company (for itself and as trustee for each Group Company) that he will not during the Restricted Period without the prior written consent of the Company (such consent not to be unreasonably withheld) whether by himself, through his employees or agents or otherwise howsoever and whether on his own behalf or on behalf of any other person, firm, company or other organisation, directly or indirectly:

(a)
be employed or otherwise engaged in the business of advising others with respect to or researching into or Purchasing or attempting to Purchase, whether directly or indirectly or whether for himself or for others, any mineral property of a Mineral Rights Seller or Prospective Mineral Rights Seller located within the Restricted Area;

(b)
solicit or induce or endeavour to solicit or induce any person who on the Termination Date was a director, officer, or other key employee of the Company or any Group Company with whom the Executive had dealings during his employment to cease working for or providing services to the Company, whether or not any such person would thereby commit a breach of contract.

16.	Data Protection

The Company will hold details pertinent to the Executive’s employment on file as part of his personnel records, which may include sensitive information. This information may be processed for administrative or legal purposes or as required by the Executive’s continuing employment with the Company.

17.	Notices

17.1
Any notice or other document to be given under this Agreement shall be in writing and may be given personally to the Executive or to the Company Secretary (as the case may be) or may be sent by first class mail or other fast postal service or by facsimile transmission to, in the case of the Company, its executive office for the time being and in the case of the Executive either to his address shown in this Agreement or to his last known place of residence.

17.2	Any such notice shall be deemed served when in the ordinary course of the means of transmission it would first be received by the addressee in normal business hours.

18.	Former Agreements

18.1	This Agreement shall be in substitution for any previous letters of appointment, agreements or arrangements, whether written, oral or implied, relating to the employment of the Executive.

18.2	The Executive hereby acknowledges that he has no outstanding claims of any kind against any Group Company.

19.	Change of Control Arrangements

19.1
 The provisions of Article 19 shall apply upon the commencement of the Employment and shall terminate on December 31st 2007. If a Change of Control of the Company (as defined below) occurs during the period that this Article is in effect, then this Article becomes operative for a fixed three-year period commencing upon the Change of Control. The Executive's terms and conditions of employment (including position, work location, compensation and benefit) shall not be adversely changed during the three-year period after a Change of Control of the Company. If the Company terminates the Executive's employment (other than for cause, death or disability), the Executive terminates employment for poor health, family or personal hardship reasons during such three-year period, or, the Executive terminates employment for any reason during the 30-day period following the first anniversary of the Change of Control, the Executive is entitled to receive the following payment and benefits of earned but unpaid compensation;

Four (4) times the executive's base annual compensation as defined in Schedule II of this Employment; provided that no Bonus payment shall be payable with respect to any period following the termination of the Executive’s Employment.

In addition, in the event of a Change of Control, the Company shall pay all legal fees and expenses incurred by the Executive in enforcing any right or benefit provided by this Article.

19.2	The Executive hereby acknowledges that he has no outstanding claims of any kind against any Group Company.

19.2
As a condition to receipt of these Change of Control benefits, the Executive must remain in the employ of the Company and render services commensurate with his position until the Executive is terminated or is otherwise permitted to terminate the Employment pursuant to the provisions of this Article. The Executive must also agree to retain in confidence any and all Confidential Information known to him concerning the Company and any Group Company and their business so long as the information is not otherwise publicly disclosed.

19.3
In addition, in the event of a Change of Control applicable pursuant to the terms of this Article, the Executive shall be receive all rights and benefits to which he is entitled pursuant to the terms of any Company stock plan with respect to which he is a participant.,

19.4	For purposes of this Article, a Change of Control is defined as:

A sale of all or substantially all of the Company’s assets, or any merger or consolidation of the Company with or into another corporation, or if a "person" or "group" within the meaning of Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the "Exchange Act"), becomes the "beneficial owner" (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company (including options, warrants, rights and convertible and exchangeable securities) representing 30% or more of the combined voting power of the Company’s then outstanding securities in any one or more transactions, other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction.

20     Garden Leave

20.1
Despite any other provision in this Agreement the Company is under no obligation to provide the Executive with work and may (if either party serves notice to terminate the Employment or if the Executive purports to terminate the Employment without due notice and the Company has not accepted that resignation):-

(a)	require the Executive to perform:-
(i)  only a specified part of his normal duties, and no others:
(ii)	such duties as it may reasonably require, and no others: or
(iii)	no duties whatever; and
(b)	exclude the Executive from any premises of any Group Company

20.2	During any period [not under any circumstances to exceed ninety (90) days] of Garden Leave the Executive shall
[a] remain an employee of the Company;
[b] not [except as a representative of the Company or with the  prior written approval of the Board] whether directly or  indirectly, paid or unpaid, be engaged or concerned in the  conduct of any other actual or prospective business or  profession or be or become an employee, agent, partner,  consultant or director of any other company or firm or assist or  have any financial interest in any other such business or  profession;

[c] not to have any contact or communication with any client or other business contact, customer, employee, officer,  director, agent or consultant of the Company or
  any Group     Company, except such person[s] as the Board may direct;
[d] keep the Company informed of his whereabouts so that he can be called upon to perform any appropriate duties as required by    the Company;
[e] if the Company, so requests, resign from any office held by him in any Group Company;
[f] continue to receive his salary and all contractual benefits in the  usual way; and
[g] continue to be bound by his contractual and implied duties of  good faith and fidelity.

21	Choice of law and submission to jurisdiction

21.1 This Agreement shall be governed by and interpreted in accordance with laws of the State of Texas.
21.2 The parties hereby submit to the jurisdiction of the State of Texas, USA but this Agreement may be enforced by the Company in any court of competent jurisdiction.

IN WITNESS whereof this Agreement has been executed the day and year first above written.

EXECUTED by INDEX OIL AND GAS Inc.

and signed by two duly	)	President..............................................
authorised officers on its behalf	)
	)	Secretary.............................................
EXECUTED and DELIVERED	)
by John Williams	)
in the presence of:	)

Signature of Witness ……………………..		Occupation..........................................
Name………………………….................…...
Address …………………....………….........
……………….....................…………….........
......................……………………………........

SCHEDULE I

The following are the position details:

Function: Member of the Board of Directors

•	Participate in the legal and compliant direction of the Company as a member of the Board of Directors to include:
o	Setting strategy, goals, business plan, and budget for the Company and the Group
o	Preparing and reporting annual exploration results
o	Providing information and participation in all facets of external relations as required
o	Maintaining a focus on delivery of lasting shareholder value in Board decision processes
o	Carryout the responsibilities of the role of Company director as defined in the Company’s Bylaws

Function: Executive Vice President Exploration and Production

•	Accountable and responsible for inclusive and collaborative exploration and production management to include:
o	Assuring technical and commercial evaluation of exploration-stage opportunities
o	Increasing the Group’s capability of accessing high-graded upstream opportunities
o	Developing and maintaining exploration tools and processes to allow objective and efficient decision making
o	Tracking decisions to be used for performance improvement and goal measurement
o	Managing the Group’s annual reserve audit in a timely fashion during Q1 of each year
o	Building an annual budget for new ventures and ongoing operations for submittal to the Board
o	Managing, tracking, and reporting production on a monthly and annual basis
o	Developing and overseeing partner, consultant, and supplier relations
o	Managing and administering the Houston office, to include personnel supervision, performance evaluation and direction
•	Reporting directly to the Chief Executive Officer
•	Direct reports include:
o	Reservoir engineer (currently consultant - Kevin Ancell)
o	Geologist (currently consultant - Gary Kornegay)
o	Banking (Jill Crump)
o	Others as approved by the CEO

SCHEDULE II

➢	Base annual salary US$150,000 (paid monthly in arrears via Direct Deposit to the checking account of John G Williams held with Chase Bank, Houston).

➢	An employment bonus stock award of 50,000 shares will be given to the Executive following 183 days of continuous service with the company from August 1, 2006.

➢
Contribution to the Executive’s medical health insurance that is currently  US$13,428 per annum, grossed up, if applicable, to account for incremental income taxes due on the amount, paid pro rata on a monthly basis payable in arrears via Direct Deposit into the checking account of John G Williams held with Chase Bank, Houston). Contributions for the Executive’s medical health insurance are not subject to Article 19 of the Employment Contract. If the insurance cost increases, Index will cover the increase.

➢
Annual performance bonus shares award, with the initial year pro-rated for the period 1 July 2006 to 31 March 2007, (9/12) with an annual value of US$150,000 based on two individually assessed performance targets as set out in the table below. The shares awarded shall vest 33.33% on award of bonus, 33.33% one year after award and 33.33% two years after award. Receipt of annual performance bonus shares are not subject to Article 19 of the Employment Contract.

EMPLOYEE BONUS SCHEME
Share price targets $	1.55 - 1.75	1.75 - 2.5	>2.5
Value at risk: US$75,000
% of bonus to be received	50%	100%	150%
Earned $ value amount	37500	75000	112500
# of shares to be awarded to be determined (TBD) on the date in Note 1	TBD	TBD	TBD
Reserve Additions for Fiscal Year Ending 31 March 2006
Reserves addition targets in boe Net After Royalty	124500 - 166000	166000 - 249000	>249000
Value at risk: US$75,000
% of bonus to be received	50%	100%	150%
Earned $ value amount	37500	75,000	112500
# of shares to be awarded to be determined (TBD) on the date in Note 1	TBD	TBD	TBD

Notes:
1. Share price to remain at or above target for 5 consecutive days prior to 31 March 2007
2. No additional payment made with respect to sums between $1.56 - $1.74, etc.
3. Number of shares awarded is calculated based on the closing price of the stock on the date specified in Note 1 above divided into the earned value $ amount.

4. The reserve additions calculation includes proven (P1) + probable (P2) (i.e. the industry’s measure for P50) that is equal to or greater than the proven reserves (P1).
5. Reserves are calculated using IOGI’s net reserve interests and expressed in barrels of oil equivalent
6. The Reserves additions calculation: a.) excludes Taffy 1 & Taffy 2 probable reserves that Kevin Ancell included in the spreadsheet dated sent to IOGI but are not included in the Kevin Ancell’s 31 March 2006 Reserves Report; b.) excludes all proven volumes in Kevin Ancell’s 31 March 2006 Reserves Report and c.) includes volumes gained by the increase in working interest in wells to be drilled (example: Taffy 2 from 12.5% to 20%).

Other Benefits

1.	Directors’ Liability Insurance will be supplied by Company.
2.
All documented business related expenses will be reimbursed by Company on a monthly basis and are to include all business, travel, lodging, telecommunications, and entertaining (according to Company policy).

3.	30 days vacation per annum
4.	10 US public holidays